SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 19, 2002

PRUDENTIAL FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

001-16707
(Commission File Number)

NEW JERSEY	22-3703799
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

751 Broad Street, Newark, New Jersey 07102
(Address of principal executive offices and zip code)

973-802-6000
(Registrant’s telephone number, including area code)

Item 5.    Other Events.

On December 20, 2002, Prudential Financial, Inc. (the “Company”) announced that it had entered into a definitive Stock Purchase Agreement, dated as of December 19, 2002 (the “Stock Purchase Agreement”), with Skandia Insurance Company Ltd., an insurance company organized under the laws of the Kingdom of Sweden (“Skandia”), pursuant to which the Company will acquire (directly or through subsidiaries) Skandia U.S. Inc., a Delaware corporation (“Skandia U.S.”), from Skandia. The acquisition will be made in a two-step transaction, with the Company initially acquiring shares representing approximately 90% of Skandia U.S. common stock and Skandia U.S. repaying debt owed to Skandia and acquiring certain securitization notes of the ASLAC Funding Trusts (related financing trusts). The remaining approximately 10% of Skandia U.S. common stock are subject to a put/call arrangement under which the Company has the right to acquire the remaining shares (at an agreed price) beginning 30 days following the end of the calendar quarter in which the closing occurs and Skandia has the right to require the Company to purchase such shares at a higher price beginning 30 days later. Skandia U.S. is the sole shareholder of American Skandia, Inc. (“ASI”), which, through American Skandia Life Assurance Corporation (“ASLAC”) and other subsidiaries, manufactures and sells variable annuity products and mutual funds in the United States. In addition to ASLAC, the Company will acquire other ASI subsidiaries, but will not acquire Skandia Vida S.A. de C.V., ASI’s Mexican subsidiary. The total consideration payable in the transaction is a cash purchase price of $1.15 billion and assumption of a $115 million liability, subject to certain purchase price adjustments. The total consideration represents 72% of ASI’s book value at September 30, 2002.

The transaction is subject to various closing conditions, including, among others, regulatory approvals, filing under the Hart-Scott-Rodino Antitrust Improvements Act and approval by the boards of directors and shareholders of the mutual funds advised by Skandia U.S.’s subsidiaries.

In the Stock Purchase Agreement, Skandia has agreed to indemnify the Company for certain losses, including losses resulting from litigation or regulatory matters relating to events prior to closing the transaction and brought within four years, subject to an aggregate cap of $1 billion.

Under the terms of a License Agreement, the Company will have the right to use the “American Skandia” name in conjunction with its own name in the U.S. in the annuity business for five years and in the mutual fund business for two years. Skandia has agreed not to compete with the Company in the United States in the annuity business for five years and in the mutual fund business for two years.

Item 9.    Regulation FD Disclosure.

The Company is furnishing a copy of the press release announcing the transaction, dated December 20, 2002, as Exhibit 99.1 hereto.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRUDENTIAL FINANCIAL, INC.

Date: December 19, 2002	By: /S/ ANTHONY S. PISZEL Name: Anthony S. Piszel Title: Controller (Principal Accounting Officer)

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EXHIBIT INDEX

Exhibit	Description
99.1	Press release of Prudential Financial, Inc., dated December 20, 2002.

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